                                                                      Exhibit 11

                               FARREL CORPORATION
                               ------------------
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 ----------------------------------------------
                 (In thousands, except per share and share data)
                 ----------------------------------------------


                                                                Three Months Ended                  Six Months Ended
                                                                ------------------                  ----------------
                                                            June 30,           July 1,          June 30,           July 1,
                                                             2002               2001             2002               2001
                                                             ----               ----             ----               ----

Net loss applicable to common stock                            $(467)            $(573)          $(1,227)          $(1,180)
                                                        =============     =============      ============      ============
Weighted average number of common
shares outstanding -  Basic earnings per share             5,228,461         5,228,563         5,228,461         5,229,251

Effect of dilutive stock and purchase  options                     -                 -                 -                 -
                                                        -------------     -------------      ------------      ------------

Weighted average number of common
shares outstanding - Diluted earnings per share            5,228,461         5,228,563         5,228,461         5,229,251
                                                        =============     =============      ============      ============

Net loss per common
  share - Basic                                              $(0.09)            $(0.11)           $(0.23)           $(0.23)
                                                        =============     =============      ============      ============
  share - Fully diluted                                      $(0.09)            $(0.11)           $(0.23)           $(0.23)
                                                        =============     =============      ============      ============

      Options outstanding at June 30, 2002, to purchase 283,000 shares of common stock at prices ranging from $2 to $6.75 were not included in the computation of dilutive EPS for the periods ending June 30, 2002, because the options' exercise prices were greater than the average market price of the common shares. Options outstanding at June 30, 2002, to purchase 90,000 shares of common stock at prices ranging from $0.60 to $0.81 were not included in the computation of dilutive EPS for the periods ending June 30, 2002, because the effect of the options was anti-dilutive.

      Options outstanding at July 1, 2001, to purchase 392,000 shares of common stock at prices ranging from $2 to $10 were not included in the computation of dilutive EPS for the periods ending July 1, 2001, because the options' exercise prices were greater than the average market price of the common shares.




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